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                                                                    EXHIBIT 23.3



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Brooks Automation, Inc. for the registration of 1,200,000 shares of its common stock and 1,200,000 preferred share purchase rights under the 1998 Employee Equity Incentive Plan of our report dated February 19, 2001, with respect to the consolidated financial statements of Progressive Technologies, Inc. as of December 31, 2000 and 1999, and for the three years then ended (such consolidated financial statements not presented separately therein), included in the Current Report on Form 8-K of Brooks Automation, Inc. dated August 20, 2001, and to all references to our Firm included in such Registration Statement.


/s/ Arthur Andersen LLP
Boston, Massachusetts
November 19, 2001